Exhibit 99.1

ARQ LIMITED
Consolidated Financial Statements
For the years ended 31 December 2021 and 2020

Report of Independent Auditors
To the Board of Directors of Arq Limited
Opinion
We have audited the consolidated financial statements of Arq Limited (the Company), which comprise the consolidated balance sheets as of 31 December 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements").
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at 31 December 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Substantial Doubt About the Company's Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring operating losses and has reported negative cash flows from operations, and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 2b. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Restatement of 2020 Financial Statements
As discussed in Note 2 to the consolidated financial statements, the 2020 consolidated financial statements have been restated to correct misstatements, which resulted in the inclusion of the 1 January 2020 balance sheet.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor's Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery , intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:
• Exercise professional judgment and maintain professional skepticism throughout the audit.
• Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
• Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP
London, United Kingdom
19 October 2022

ARQ LIMITED
Consolidated Income Statement and Other Comprehensive Income
For the years ended 31 December 2021 and 2020

	Notes	2021	2020
		$'000	$'000

Plant operating expenses	6	96,172	3,765
Research and development expense		4,003	3,005
Administration expenses	7	15,794	26,336
Operating loss		(115,969)	(33,106)
Finance expense	8	(699)	(517)
Finance and other income		51	168
Other expense		(22)	(30)
Loss before tax		(116,639)	(33,485)
Income tax income	9	915	663
Net loss for the financial year		(115,724)	(32,822)
Other comprehensive income		—	—
Total comprehensive loss for the financial year		(115,724)	(32,822)
Attributable to Equity shareholders of the company		(115,724)	(32,822)

ARQ LIMITED
Consolidated Balance Sheet
As at 31 December 2021

	Notes	2021	2020	At 1 January 2020
		$'000	$'000	$'000
Assets
Non-current assets
Property, plant and equipment	10	93,392	153,722	128,407
Receivables and prepayments	11	2,391	1,741	1,361
Total non-current assets		95,783	155,463	129,768

Current assets
Inventory		340	340	289
Receivables and prepayments	11	1,637	2,122	2,096
Cash and cash equivalents	12	7,013	27,455	55,268
Total current assets		8,990	29,917	57,653
Total assets		104,773	185,380	187,421

Equity and liabilities
Equity
Called up share capital	13	15,716	15,710	15,707
Share premium	13	278,069	277,896	277,792
Other capital reserve	13	97,366	92,445	76,824
Retained deficit		(400,296)	(284,572)	(251,750)
Equity attributable to equity shareholders of the company		(9,145)	101,479	118,573

Current liabilities
Trade and other payables	15	7,529	5,460	3,687
Current portion of long-term borrowing	16	84,303	400	229
Current portion of provisions	17	—	891	—
Total current liabilities		91,832	6,751	3,916

Non-current liabilities
Long-term borrowing, net of current portion	16	17,910	74,026	61,625
Provisions	17	4,176	3,124	3,307
Total non-current liabilities		22,086	77,150	64,932
Total liabilities		113,918	83,901	68,848
Total equity and liabilities		104,773	185,380	187,421

The financial statements of Arq Limited on pages 4 to 27 were approved by the Directors and authorised for issue on 19 October 2022. They were signed on its behalf by:

/s/ Julian McIntyre
Julian McIntyre
Director
19 October 2022

ARQ LIMITED
Consolidated Statement of Changes in Equity
For the years ended 31 December 2021 and 2020

	Notes	Called up share capital	Share premium	Other capital reserve	Retained Deficit	Total
		$'000	$'000	$'000	$'000	$'000
At 1 January 2020		15,707	276,867	80,897	(265,004)	108,467
Adjustments	2a	—	925	(4,073)	13,254	10,106
At 1 January 2020 (restated)		15,707	277,792	76,824	(251,750)	118,573
Total comprehensive loss for the year		—	—	—	(32,822)	(32,822)
Issuance of shares		3	104	—	—	107
Share-based compensation	13, 14	—	—	15,621	—	15,621
At 31 December 2020		15,710	277,896	92,445	(284,572)	101,479
Total comprehensive loss for the year		—	—	—	(115,724)	(115,724)
Issuance of shares	13	6	173	—	—	179
Share-based compensation	13, 14	—	—	4,921	—	4,921
At 31 December 2021		15,716	278,069	97,366	(400,296)	(9,145)

ARQ LIMITED
Consolidated Statement of Cashflows
For the years ended 31 December 2021 and 2020

		2021	2020
	Notes	$'000	$'000
Operating Activities
Loss before tax		(116,639)	(33,485)
Adjustment to reconcile loss before tax to net cash flows
Share-based payment expense		5,100	15,728
Depreciation of property, plant and equipment		710	240
Impairment loss	6	90,070	—
Finance income		(50)	(168)
Finance cost	8	699	517
Loss on disposal of fixed assets		16	—
Working capital adjustments
Increase in trade and other payables		2,576	2,061
Increase in inventory		—	(52)
Increase in other receivables and prepayments		(795)	(288)
Income tax received		689	658
Net cash outflows from operating activities		(17,624)	(14,789)

Investing activities
Purchase of property, plant and equipment		(7,109)	(12,421)
Interest received		50	168
Net cash outflows from investing activities		(7,059)	(12,253)

Financing activities
Proceeds from bank loan	16	6,230	—
Transaction costs		(705)	(83)
Repayment of borrowings	16	(1,105)	(688)
Interest paid		(179)	—
Net cash inflows (outflows) from financing activities		4,241	(771)

Cash and cash equivalents at 1 January	12	27,455	55,268
Net decrease in cash and cash equivalents		(20,442)	(27,813)
Cash and cash equivalents at 31 December	12	7,013	27,455

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
1 Description of the Organisation
Arq Limited (“Company”), is a limited company domiciled in Jersey and incorporated on December 30, 2010 under the Companies (Jersey) Law 1991. The Company and its subsidiaries at 31 December 2021 comprise the Arq Group (“Group”). The registered office is located at Level 1 IFC 1 Esplanade St Helier Jersey JE2 3BX.
The Group uses proprietary and proven technologies to remediate waste land (typically former coal mine sites) and create specialty carbon products, with a broad range of applications, from pollution control to supporting the energy transition. This is achieved by the Group’s core business, a novel processing technology which uses coal mining waste as its feedstock. The combination of the Group’s technology and facilities enables the production of a micro-fine hydrocarbon powder (“Arq powder”) which can be used as a feedstock or as a direct product in large, diverse and global markets.
The end-product, Arq powder, is a substitute for existing carbon or hydrocarbon products, typically produced from petroleum or coal. Given ongoing environmental pressures on these industries, Arq powder is expected to deliver environmental benefit to customers while minimising the impact on operational performance. Potential end-markets for Group’s products include two key areas:
•Materials: Arq powder can be used to produce activated carbon, carbon filler for carbon black rubber composite, as a component of asphalt, and with a longer-term goal of expanding into other carbon products, such as synthetic graphite.
•Power and Transportation: Arq powder can be used as a blending component in residual fuel oil (“RFO”) for marine and utility fuels, which are expected to have a lower cost and improved environmental footprint.

2 Summary of Significant accounting policies
a) Basis of preparation
The Group consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and applicable requirements of Jersey law.
The consolidated financial statements have been prepared on a historical cost basis, except where otherwise noted.. The consolidated financial statements are presented in US dollars and all values are rounded to the nearest thousand ($’000), except when otherwise indicated.
Prior year adjustment
In the process of finalising these financial statements the following adjustments have been identified in relation to the prior years.
Adjustment 1
Capitalised interest had been under-capitalised in the opening property, plant and equipment balance. This is due to an incorrect method being used in prior period calculations.
In line with IFRS, where funds are borrowed as part of a general pool, the eligible amount is determined by applying a capitalisation rate to the expenditure on that asset. This has the effect of increasing opening property, plant and equipment by $14.2 million and decreasing the opening retained deficit by $14.2 million as shown below. This adjustment does not impact either the income statement of cashflow statement.
Adjustment 2
The rehabilitation cost for the Mine Four property was incorrectly recorded in the opening property, plant and equipment balance. It should have been impaired in prior periods. This has the effect of reducing opening property, plant and equipment by $1.0 million and increasing the opening retained deficit by $1.0 million as shown below. This adjustment does not impact either the income statement or cashflow statement.
Adjustment 3
The fair value for a number of warrants had been incorrectly valued within other capital reserves. This is due to an incorrect method in prior period calculations.
This has the effect of decreasing opening other capital reserves by $0.9 million and increasing the opening share premium by $0.9 million as shown below. This adjustment does not impact either the income statement of cashflow statement.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
Adjustment 4
The fair value of options issued to a supplier providing sales and marketing services had been incorrectly recognised in prepayments and other capital reserves. This is due to an incorrect method in prior period calculations.
This has the effect of decreasing opening other capital reserves by $3.1 million and decreasing prepayments by $3.1 million as shown below. This adjustment does not impact either the income statement of cashflow statement.

	Restated	Adjustment 1	Adjustment 2	Adjustment 3	Adjustment 4	Balance at 1 January 2020 as previously reported
	$'000	$'000	$'000	$'000	$'000	$'000
Property, plant and equipment	128,407	14,234	(980)	—	—	115,153
Receivables and prepayments - due within 1 year	2,096	—	—	—	(3,148)	5,244
Retained Deficit	(251,750)	14,234	(980)	—	—	(265,004)
Other Capital Reserve	76,824	—	—	(925)	(3,148)	80,897
Share Premium	277,792	—	—	925	—	276,867
b) Going concern
The Group has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued.
The Group is not currently revenue generating and hence from its inception through 31 December 2021, has incurred significant operating losses and has reported negative cash flows from operations. At 31 December 2021, the Group has unrestricted cash of $6.0 million and net current liabilities of $82.8 million. Subsequent to the year-end, the Group renegotiated a number of key supplier and employee contracts to reduce costs, agreed payment plans with a number of key suppliers, agreed that the York preferred units will be converted into Company’s ordinary shares and raised $6.9 million in secured convertible loan notes (“Convertible Loan Notes”). The Group forecasted that it has sufficient funding through to the first quarter of 2023. The future viability of the Group is dependent on its ability to raise additional capital to finance its operations.
In August 2022, the Group entered into an agreement with Advanced Emissions Solutions, Inc. (“ADES”), a US listed activated carbon producer, whereby ADES will acquire 100% of the outstanding share capital of the Company in exchange for ADES shares (“merger transaction”). The combination of ADES and the Group (together, “combined group”), will have a secure integrated supply chain to produce granular activated carbon (‘GAC’) using Arq powder that creates significant competitive advantages. The production of GAC using Arq powder has shown to have a higher performance in certain market applications and are expected to have a lower emissions profile and lower costs. ADES and the Group have prepared a combined business plan which involves using Arq powder from our Corbin plant, and then drying, pelletising and charring the Arq powder to produce GAC. This will involve upgrading the plant at Corbin and building a micro- pellet and charring plant at ADES’s Red River facility.
The merger transaction is planned to be completed in the first quarter of 2023, when the combined group will have access to the following finance:
•Approximately $50 million of cash that is forecast to be on ADES’s balance sheet at completion.
•A committed $10 million senior secured debt facility to the combined group.
•A committed $20 million private equity investment into the combined group from existing Company shareholders.
The Group has received a letter from ADES that subject to the completion of the merger transaction, ADES will provide financial support to the Group.
Upon completion of the merger transaction between ADES and the Group, the new combined group will have a minimum cash balance of approximately $80 million, and the Group will have sufficient funds through to 31 October 2023.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
The completion of the merger is subject to some customary conditions precedents, including the filing of all required documents with the United States Securities and Exchange Commission, ADES shareholder approval, and court approval of the Scheme of Arrangement under Jersey law. To reduce the risk of delays in the completion of the merger, the Group obtained irrevocable consents from the Company’s shareholders holding 75% of the Company’s shares to vote in favour of the Scheme of Arrangement.
Based on the recurring losses incurred by the company, the company’s forecasts whereby additional capital will be required beyond the first quarter of 2023 and the merger is still subject to conditions and shareholder approval, the Group has concluded that there is substantial doubt about its ability to continue as a going concern.
Taking into account the transaction and the combined group’s business plan up to 31 October 2023, the Directors believe it is reasonable to adopt the going concern basis of accounting in preparing the consolidated financial statements therefore, the accompanying consolidated financial statements do not include the adjustments that might result if the Group were unable to continue as a going concern.
c) Basis of consolidation
The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as of the reporting date each year.
Control is achieved when an investor is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:
•Power over the investee
•Exposure, or rights, to variable returns from its involvement with the investee
•The ability to use its power over the investee to affect its return
The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated income statement and other comprehensive income from the date the Group gains control until the date when the Group cease to control the subsidiary.
Profit or loss and comprehensive income are attributed to the owners of the Group. Total comprehensive income of subsidiaries is attributed to the owners of the Group. All intra-group transactions, balances, income and expenses are eliminated on consolidation.
If the Group ceases to retain control over a subsidiary, it derecognises the related assets, liabilities, and other components of equity, while any resultant gain or loss is recognised in the income statement.
d) Property, plant and equipment
Property, plant and equipment held for use in the production or supply of goods or services, or for administrative purposes, are stated in the consolidated balance sheet at cost less any subsequent accumulated depreciation and subsequent accumulated impairment losses.
Depreciation is charged to write off the cost to their residual values based on the following methods by asset class:
Mineral asset         Unit of production
Plant and equipment     Straight-line over estimated useful lives of 5 to 20 years
The gains and losses arising on the disposal or retirement of an asset is determined as the differences between the sales proceeds and the carrying amount of the asset and is recognised in the consolidated income statement and other comprehensive income.
Work in progress is an asset under construction that has not yet been put into use. The asset is not subject to depreciation while in the construction phase status. Once the asset is fully developed and available for use, depreciation will start accordingly.
The cost of mineral assets includes the present value of the expected cost for the decommissioning of an asset after its use if the recognition criteria for a provision are met (see accounting policy l) plus the excess of the cost of acquisition over the fair value of the identifiable assets and liabilities when acquiring mining assets.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
e) Right-of-use assets
Leased right-of-use assets are included within property, plant and equipment, and are recognised on inception of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. The right-of-use asset is depreciated on a straight-line basis over the term of the lease.
If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.
f) Impairment of property, plant and equipment
At each reporting date, the Group reviews the carrying amounts of its property, plant and equipment to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication of impairments exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the assets belong.
Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimate of future cash flows has not been adjusted. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model or assessment is prepared by a third party. These calculations are corroborated by valuation multiples or other available fair value indicators
If the recoverable amount of an asset (or cash-generating unit) (“CGU”) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount and an impairment loss is recognised as an expense immediately.
Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately.
g) Borrowing costs
Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the respective asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.
h) Research costs
Research costs are expensed as incurred.
i) Taxes
Current income tax
Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.
Deferred tax
Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax liabilities are recognised for all taxable temporary differences, except when the deferred tax liability arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.
Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary difference can be utilised.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
j) Foreign currencies
The Group’s consolidated financial statements are presented in US dollars, which is the Group’s functional currency. For each subsidiary, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. The Group uses the direct method of consolidation and on disposal of a foreign operation, the gain or loss that is reclassified to profit or loss reflects the amount that arises from using this method.
Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognised in the income statement.
k) Share-based payment transactions
The group employees and certain suppliers of research and development and marketing services receive compensation in the form of share-based payment transactions, whereby employees and suppliers render services as consideration for equity instruments (equity- settled transactions). The equity-settled transactions are measured at fair value at the date of grant and are expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest, with a corresponding increase in other capital reserves. For employees, the expense is recognised in salaries and wages. For suppliers, the expense is recognised in the applicable expense category.
The fair value of share options issued with non-market vesting conditions has been calculated using the Black Scholes model. For all other share awards, the fair value is determined by reference to the value of the services at the grant date. For all share schemes with non-market vesting conditions, the likelihood of vesting has been taken into account when determining the relevant charge. Vesting assumptions are reviewed during each reporting period to ensure they reflect current expectations.
When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee.
Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest.
l) Provisions
Provisions are recognised when the Group has a present obligation as a result of a past event and it is probable that the Group will be required to settle that obligation. Provisions are measured at the Group’s best estimate of the expenditure required to settle the obligation at the reporting date, and are discounted to present value where the effect is material.
The Group records a provision for asset rehabilitation costs for reclaiming surface land, and support facilities at the underground and surface mines in accordance with federal and state reclamation laws as required by each mining permit. Rehabilitation costs are recorded at the present value of expected costs to settle the obligation using estimated cash flows and are recognised as part of the cost of the relevant asset. The cash flows are discounted at the current pre-tax rate that reflects the risks specific to the rehabilitation liability. The unwinding of the discount is expensed in the income statement as a finance cost. The estimated future costs of rehabilitation are reviewed annually and adjusted from the cost of the asset as appropriate.
m) Financial assets
Initial recognition and measurement
The Group’s financial assets comprise tax and vendor receivables, deposits, and cash and cash equivalents. At initial recognition, these financial assets are measured at amortised cost. Financial assets at amortised cost are subsequently measured using the effective interest rate method (“EIR”) and are subject to impairment. Gains and losses are recognised in the income statement when the asset is derecognised, modified or impaired.
Derecognition
Financial assets are derecognised only when the rights to receive cash flows from the assets have expired, or the Group has transferred its rights to receive cash flows from the asset.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
Impairment of financial assets
The Group recognises an allowance for expected credit losses (ECLs) for all receivables and deposits. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. ECLs are recognised in two stages. For credit losses for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12months (a 12-month ECL). For those credit losses for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).
The Group considers a financial asset in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.
n) Financial liabilities
The Group’s financial liabilities include trade payables, accrued trade and payroll expenses, lease liabilities, York preferred units and bank loans. All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. For more information on the York preferred units, bank loan, and the lease liabilities see note 2o, note 2s, and note 16.
After initial recognition, trade payables and interest-bearing loans and borrowings are subsequently measured at amortised cost. The EIR method is used to calculate the amortization of interest-bearing loans and borrowings. Amortised cost is calculated based on any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the income statement.
A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires.
o) York preferred units
In the year ending 31 December 2015, Arq Project Holding Company LLC (“Arq Project”), a subsidiary of the Group issued a number of preferred units to investment funds managed by York Capital Management (“York”). The terms of the preferred units are set out in note 16.
On issuance of the preferred units, the fair value of the liability component is determined using a market rate for an equivalent non- convertible instrument. This amount is classified as a financial liability measured at amortised cost (net of transaction costs) until it is extinguished on conversion or redemption.
The remainder of the proceeds are allocated to shares and warrants that were issued with the preferred units and are recognised in equity. Transaction costs are allocated between financial liabilities and equity based on the relative fair value of the shares, warrants, and preferred units.
A change in the terms of the preferred units is accounted for as an extinguishment when it results in a significant change in fair value. Any gain or loss from this extinguishment will be recognised in the income statement as other income or expense.
Conversion features added to the preferred units that result in a fixed number of shares issued are treated as equity instruments and are valued as the residual of the proceeds after deducting the fair value of the liability component.
p) Cash and cash equivalents
Cash and short-term deposits in the balance sheet comprise cash at banks and on hand and short-term deposits with a maturity of three months or less, which are subject to an insignificant risk of changes in value.
q) Inventory
Inventory is measured at the lower of cost and net realisable value. Inventory relates to the cost of purchasing raw material used in the production of Arq powder.
r) Prepayments
Prepayments comprise services that have been paid for in advance. The balance is expensed when the service has been delivered.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
s) Lease liabilities
Lease liabilities recognised on balance sheet are recognised within borrowings. Upon inception, the lease liability is recognised as the present value of the expected future lease payments, calculated using the Group’s incremental borrowing rate, adjusted to reflect the length of the lease and country of location. The lease liability is measured at amortised cost using EIR. It is remeasured when there is a change to the forecasted lease payments. When the lease liability is remeasured, an adjustment is made to the corresponding right-of-use asset.
t) Short-term leases and leases of low-value assets
The Group applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low-value. Lease payments on short term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.
u) New and amended standards and interpretations
The following amended standards and interpretations which come into effect in the period and have not had a significant impact on the Group’s consolidated financial statements.
•Interest Rate Benchmark Reform – Phase 2: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16
•Covid-19-Related Rent Concessions beyond 30 June 2021 Amendments to IFRS 16
v) Standards issued but not yet effective
Definition of Accounting Estimates - Amendments to IAS 8
In February 2021, the IASB issued amendments to IAS 8, in which it introduces a definition of ‘accounting estimates’. The amendments clarify the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors. The amendments are effective for annual reporting periods beginning on or after 1 January 2023 and apply to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. The amendments are not expected to have a material impact on the Group.
Disclosure of Accounting Policies - Amendments to IAS 1 and IFRS Practice Statement 2
In February 2021, the IASB issued amendments to IAS 1 and IFRS Practice Statement 2 Making Materiality Judgements, in which it provides guidance and examples to help entities apply materiality judgements to accounting policy disclosures. The amendments aim to help entities provide accounting policy disclosures that are more useful by replacing the requirement for entities to disclose their ‘significant’ accounting policies with a requirement to disclose their ‘material’ accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures. The amendments to IAS 1 are applicable for annual periods beginning on or after 1 January 2023. The Group is currently assessing the impact of the amendments to determine the impact they will have on the Group’s accounting policy disclosures.
3 Significant accounting judgements, estimates and assumptions
The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of asset or liability affected in future periods.
a) Judgements
Lease liabilities
The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised. For the leasing of land at Corbin, Kentucky, the Group has the option to extend the lease beyond 2025 and therefore management applies judgement in evaluating whether the lease will be renewed and has assumed it will be extended for a further 15 years based on the Group’s business plan.
b) Estimates and assumptions
Rehabilitation provision
The Group has recognised a provision for rehabilitation obligations associated with assets at two sites relating to coal-based feedstock. In determining the fair value of the provision, estimates are made in relation to discount rates, the expected cost to dismantle and remove the plant from the site and the expected timing of those costs. The Group estimates that the costs would be realised in the next 4 years at one site, and 23 years at another site. The provision is calculated using a discounted cashflow method. The carrying amount of the provision as at 31 December 2021 and 2020 was $4.2 million and $4.0 million, respectively.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
Impairment of property, plant and equipment
The Group determines whether property, plant and equipment is impaired where there are indicators of impairment. Where there are indicators of impairment, the Group assesses its recoverable amount of the Group’s main assets, Corbin process facility and St Rose drying and blending facility, by taking the higher of the fair value less cost to sell and its value in use. If the recoverable amount of these assets is estimated to be less than its carrying amount, the carrying amount of these assets are reduced to its recoverable amount and an impairment loss is recognised as an expense immediately.
As a result of the planned merger between ADES and the Group, the Group has determined that the Corbin and St Rose facilities are two separate CGUs due to its plans to not use of any of the production from Corbin for the marine fuel market and terminate the construction of the St Rose drying and blending facility in the year ended 31 December 2021.
In the year ended 31 December 2021, the Group recognised an impairment loss of $73.4 million representing the write-down of certain property, plant and equipment and capitalised interest at the Corbin facility to its recoverable amount. The impairment loss was principally due to delays in upgrading the plant in order to start production and generate revenue. The recoverable amount of $92.3 million as at 31 December 2021 was based on the fair value less costs of disposal calculation for the Corbin facility and was estimated based on an external third-party valuation of the Corbin facility. The valuation was calculated using the Group’s 5 year forecast, applying an EBITDA multiple based on publicly trading companies in similar industries which range between 5.8x and 12.9x, and then discounting the EBITDA multiple using a rate between 20% and 40% as a result of the Group being a private company. Since this valuation was performed using significant non-observable inputs, the fair value is classified as a Level 3 measurement. A 10% decrease in either the EBITDA or the applied EBITDA multiple would increase the impairment loss by $8.2 million.
In the year ended 31 December 2021, the Group recognised an impairment loss of $16.7 million representing the write-down of certain property, plant and equipment, capitalised interest and prepaid tank leases at the St Rose drying and blending facility as a result of the decision to terminate the construction of the facility. The recoverable amount of $nil as at 31 December 2021 was based on the fair value less costs of disposal of these assets.
Share-based payments and warrants
The Group estimates the number of options that are likely to vest in regards to the performance criteria included in the Group’s management incentive plan.
The Group uses the Black-Scholes model in determining the fair value of options granted to employees under the Group’s share schemes and warrants issued to investors. The determination of the fair value of options and warrants requires a number of assumptions. The alteration of these assumptions may impact charges to the income statement over the vesting period of the award and the total amount allocated to equity. Details of the assumptions for share-based payments and performance criteria are disclosed in note 14.
Fair value of loans and borrowings
The Group uses risk adjusted discount rates to calculate the fair value of loans and borrowing. The discount rates are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required to establish the discount rate such as liquidity and credit risk. During the year ended 31 December 2021, a discount rate of 21.5% (2020: 21.5%) was used to calculate the fair value of the York preferred units.
Leases - Estimating the incremental borrowing rate
In circumstances where the Group cannot readily determine the interest rate implicit in the lease, the incremental borrowing rate (IBR) is used to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.). The Group estimates the IBR using observable inputs (such as market interest rates) when available.
4 Adjusted EBITDA
Adjusted EBITDA is calculated by adding back depreciation of property, plant and equipment, impairment loss and share-based compensation from operating loss included in the consolidated income statement and other comprehensive income.
Directors prepare adjusted EBITDA in order to assist with comparability between peers and to give what they consider to be a better indication of the underlying business.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020

	2021	2020
	$'000	$'000
Operating loss	(115,969)	(33,106)
Depreciation	710	240
Impairment	90,070	—
Employee and contractor share-based payment expense	5,100	15,728
Adjusted EBITDA	(20,089)	(17,138)
In the year ended 31 December 2021, the Group recognised an impairment loss of $90.1 million (2020: $nil). Details of the impairment are set out in note 3b.
In the year ended 31 December 2021, share-based compensation includes $179,000 relating to shares issued to external suppliers (2020: $107,000).
5 Salaries and benefits
A breakdown of salaries and benefits for the Group during the year is as follows:

	2021	2020
	$'000	$'000
Included in plant operating expenses
Wages and salaries	476	353
Other employee based costs	81	38

Included in research and development expenses
Wages and salaries	681	462
Other employee based costs	46	23

Included in administration expenses
Wages and salaries	4,734	4,592
Other employee based costs	922	765
Share-based compensation	4,921	15,621
	11,861	21,854
6 Plant operating expenses
A breakdown of plant operating expenses for the Group during the year is as follows:

	2021	2020
	$’000	$’000
Wages and salaries and other employee benefits	557	391
Contractors	1,922	1,087
Utility expenses	2,044	1,339
Impairment loss (note 3b)	90,070	—
Other operating expenses	1,579	948
	96,172	3,765

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
7 Administration expenses
A breakdown of administration expenses for the Group during the year is as follows:

	2021	2020
	$’000	$’000
Wages and salaries and other employee benefits	5,656	5,357
Share-based compensation (note 14)	4,921	15,621
Business development and marketing fee	2,318	2,499
Professional fees	1,406	1,316
Other administrative expenses	1,493	1,543
	15,794	26,336
In year ended 31 December 2021, business development and marketing fee includes an accrued product marketing fees of $2.0 million (2020: $2.0 million) charged by Vitol S.A. (“Vitol”). This was converted into ordinary shares of the company in August 2022. See note 23.
8 Finance expenses

	2021	2020
	$'000	$'000
Interest on debts and borrowing	546	383
Revaluation of provision	87	92
Unwinding of discount on provisions	66	42
	699	517
In the year ended 31 December 2021, the Group interest on debt and borrowings of $15.4 million (2020: $12.5 million), of which $14.9 million (2020 : $12.1 million) was capitalised in property, plant and equipment as part of the construction of the Corbin and St Rose facilities.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
9 Taxation
The charge for the year can be reconciled to the loss before tax per the income statement and other comprehensive income as follows:

	2021	2020
	$'000	$'000

Current tax	882	656
Adjustments in respect of current income tax of previous year	33	7
	915	663

	2021	2020
	$'000	$'000

Loss before tax	(116,639)	(33,485)
Taxation at domestic rate for foreign subsidiaries	(28,476)	(3,476)
Tax effect of:
Non- deductible expenses for tax purposes	694	398
Timing differences not recognised as deferred tax asset	26,261	1,772
Tax losses not recognised as deferred tax asset	1,521	1,306
Research and Development credit	882	656
Prior year research and development credit	33	7
	915	663
Profits arising in the Company are subject to Jersey income tax at the standard corporate income tax rate of 0%. Subsidiaries of the Group are subject to standard corporation rates ranging from 19% to 26.5%. No components of income tax affect other comprehensive income.
The Group has tax losses that arose in the US of approximately $37.0 million (2020: $33.4 million). These cumulative losses consist of $21.8 million which are expected to expire in years ranging from 2030 to 2033. Tax losses of $15.2 million (2020: $11.6 million) generated since 2018 can be carried forward indefinitely under the provision of new tax legislation. The Group has further tax losses in the UK of approximately $10.0 million (2020: $6.8 million) that are available indefinitely. Deferred tax assets of $12.3 million (2020: $10.1 million) have not been recognised in respect of these losses due to the startup nature of the Group. The Group will reevaluate whether a deferred tax asset should be recognised once the business nears profitability

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
10 Property, plant and equipment

	Mineral assets	Plant and equipment	Land and buildings	Plant and equipment - Right of use	Land and building - Right of use	Work in progress	Total
	$'000	$'000	$'000	$'000	$'000	$'000	$'000

Cost
At 1 January 2020	3,367	481	—	—	5,981	105,952	115,781
Adjustments (see note 2a)	(980)	—	—	—	—	14,234	13,254
At 1 January 2020 (restated)	2,387	481	—	—	5,981	120,186	129,035
Additions	—	75	—	807	—	24,364	25,246
Disposal	—	(65)	—	—	(260)	—	(325)
Amendment to right of use	—	—	—	—	—	—	—
Change in rehabilitation provision	573	—	—	—	—	—	573
At 31 December 2020	2,960	491	—	807	5,721	144,550	154,529
Additions	—	136	—	6,820	696	21,659	29,311
Disposal	—	(74)	—	—	—	—	(74)
Transfer	—	71,663	70,184	—	—	(141,847)	—
Amendment to right of use	—	—	—	—	432	—	432
Change in rehabilitation provision	8	—	—	—	—	—	8
At 31 December 2021	2,968	72,216	70,184	7,627	6,849	24,362	184,206

Accumulated depreciation
At 1 January 2020	—	216	—	—	412	—	628
Depreciation charge	—	69	—	60	375	—	504
Disposal	—	(65)	—	—	(260)	—	(325)
At 31 December 2020	—	220	—	60	527	—	807
Depreciation charge	—	81	—	434	481	—	996
Impairment	—	37,307	36,052	—	—	15,711	89,070
Disposal	—	(59)	—	—	—	—	(59)
At 31 December 2021	—	37,549	36,052	494	1,008	15,711	90,814

Net book value
At 31 December 2021	2,968	34,667	34,132	7,133	5,841	8,651	93,392
At 31 December 2020	2,960	271	—	747	5,194	144,550	153,722
The Group started the construction of its new processing facility in Corbin, Kentucky in March 2016, which was commissioned as at 31 December 2021. The carrying amount of the Corbin processing facility at 31 December 2021 was $92.3 million (2020: $ 137.6 million). The Corbin processing facility and St Rose drying and blending facility is financed using a combination of third party borrowing and equity. The amount of borrowing costs capitalised during the year ended 31 December 2021 was $14.9 million (2020: $12.1 million). The rate used to determine the amount of borrowing costs eligible for capitalisation in the year ended 31 December 2021 was 19.7% (2020: 19.7%).

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
Depreciation charge for the year ended 31 December 2021 of $1.0m (2020: $0.5 million) includes depreciation expensed in the income statement of $0.7m (2020: $0.2 million) and depreciation of $0.3 million (2020: $0.3 million) relating to the Corbin right of use lease was capitalised in work in progress.
Mineral assets include rehabilitation costs at the Corbin facility The balance will be depreciated once production at its Corbin facility commences.
11 Receivables and prepayment

	2021	2020
	$'000	$'000

Due within 1 year
Prepayments	658	1,268
Other receivables	979	854
	1,637	2,122

Due after 1 year
Deposit	2,391	1,741
	2,391	1,741
Deposits due after 1 year includes vendor deposits and surety bonds in regards to regulatory reclamation requirements on certain mining assets held by the Group.
12 Cash and cash equivalents

	2021	2020
	$'000	$'000

Cash at bank and on hand	7,013	27,455
	7,013	27,455
At 31 December 2021, the Group held cash of $1.0 million (2020: $nil) which is restricted to payment of interest on its loan facility. Interest on the loan facility is deducted from this bank account. (See note 16).
13 Called up share capital and share premium

	2021	2020
	Thousands	Thousands

Number of authorised shares

Ordinary shares of $0.10 each	200,000	200,000
Ordinary shares of $0.001 each	6,000	6,000
Series B preferred shares of $0.10 each	150,000	150,000
Series C preferred shares of $0.01 each	350,000	350,000

	706,000	706,000
Preferred shares rank ahead of ordinary shares in event of liquidation and payment of dividends.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020

	Ordinary shares	Series B preferred shares	Called up share capital	Share premium	Capital reserve
	Thousands	Thousands	$'000	$'000	$'000
Movement in capital

At 1 January 2020	78,339	78,731	15,707	276,867	80,897
Adjustment (see note 2a)	—	—	—	925	(4,073)
At 1 January 2020 (restated)	78,339	78,731	15,707	277,792	76,824
Share-based compensation	35	—	3	104	15,621
At 31 December 2020	78,374	78,731	15,710	277,896	92,445
Issuance of shares	58,000	—	6,000	173,000	—
Share-based compensation	—	—	—	—	4,921
At 31 December 2021	78,432	78,731	15,716	278,069	97,366
The capital reserve includes the fair value of vested equity-settled share options and the fair value of equity settled warrants that have not been exercised. The reserve will be adjusted for the Group’s best estimate of whether the warrants and options will ultimately vest based on non-market performance conditions.
Equity-settled warrants
Each equity-settled warrant converts into one ordinary share of the Company on exercise. All warrants vest immediately except for 1,701,788 warrants that include a performance condition requiring the Group to meet certain sales targets before the warrants can vest. Once the warrants have vested, they can be exercised prior to the end of their contractual life. No change was made to the terms of the warrants in the year ended 31 December 2021. See note 23 for changes in the terms of certain warrants subsequent to 31 December 2021.

	Ordinary share warrants	Weighted average exercise price
	Thousands	$

At 1 January 2020	22,329	3.51
At 31 December 2020	22,329	3.51
Expired	(15,755)	4.45
At 31 December 2021	6,574	1.26
14 Shared-based payments
Equity-settled share option scheme
The Group introduced a share option programme in 2015 to grant share options as an incentive for directors, employees and consultants of the Group. Each share option converts into one ordinary share of the Company on exercise. No amounts are paid or payable by the recipient on receipt of the option and the Group has no legal obligation to repurchase or settle the options in cash. The options carry neither rights to dividends nor voting rights prior to the date on which the options are exercised. Options may be exercised at any time from the date of vesting to the date of expiry. During the year ended 31 December 2020, the Group introduced a management incentive scheme whereby vesting of options is in accordance with the achievement of certain performance conditions with 5% of options vesting based on the commissioning of Corbin and St Rose, 5% vesting based on the Company entering into a fixed priced contract for St Rose construction and commissioning, a further 40% vesting based on meeting certain sales and production targets, and the remaining 50% vesting based on financing and designing of a second plant meeting certain production criteria. In the year ended 31 December 2021, as a result of terminating the construction of the St Rose drying and blending facility, the Group adjusted its estimate of the number of options issued in the management incentive scheme that will ultimately vest.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
In July 2018, as part of entering into a marketing agreement with Vitol, the Company issued an option to acquire 18,656,716 ordinary shares with an exercise price of $0.80 per share (amended to options over 1,865,672 ordinary shares at an exercise price of $4.63 per share following the 10:1 share consolidation and rights issue in 2019). The option will vest if Vitol sells more than 75% of production from the Corbin Plant during the first 180 days of commercial production. The Company issued a second option to acquire 18,656,716 ordinary shares with an exercise price of $2.00 per share (amended to options over 1,865,672 ordinary shares at an exercise price of $11.57 per share following the 10:1 share consolidation and rights issue in 2019). The option will vest if Vitol sells more than 2 million tonnes of Arq Fuel. Both sets of options have a one year term from the vesting date. Both options were cancelled in August 2022.
See note 23 for changes in the terms of the Vitol options and share option scheme subsequent to 31 December 2021. Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

	Employee incentive options	Weighted average exercise price	Other incentive options	Weighted average exercise price
	Thousands	$	Thousands	$

At 1 January 2020	13,427	1.76	3,731	8.10
Additions	11,990	0.04	—	—
At 31 December 2020	25,417	1.00	3,731	8.10
At 31 December 2021	25,417	1.00	3,731	8.10
The number of options exercisable as at 31 December 2021 was 15,206,000 (2020: 14,786,000).
The weighted average remaining contractual life for the share options outstanding as at 31 December 2021 was 4.20 years (2020: 5.20 years).
The weighted average fair value of options granted in 2020 was $1.96 per option. No options were granted in the year ended 31 December 2021.
The range of exercise prices for options outstanding at the end of the year was $0.00 to $11.43 (2020: $0.00 to $11.43).
The following tables list the inputs using the Black Scholes model for the share option for the years ended 31 December 2021 and 2020.

	2021	2020

Weighted average fair values at the measurement date for options granted:
Dividend yield (%)	—%	—%
Expected volatility (%)	93%	93%
Risk-free interest rate (%)	1.56%	1.56%
Expected life of share options (years)	3.06 years	3.06 years
Weighted average price of ordinary shares ($)	$2.06	$2.06
Expected volatility and expected life used in the model has been adjusted, based on management’s best estimate, for the eﬀects of non- transferability, exercise restrictions and behavioural considerations.
15 Trade and other payables

	2021	2020
	$'000	$'000

Trade payables	6279	4721
Accruals	1250	739
	7,529	5,460

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
16 Long-term borrowing

	2021	2020
	$'000	$'000

Due within 1 year
York preferred units	82,881	—
Lease liability	1,422	400
	84,303	400

Due after 1 year
York preferred units	—	68,207
Bank Loan	5,721	—
Lease liability	12,189	5,819
	17,910	74,026
The table below summarises changes in borrowing:

	York preferred units	Lease liability	Bank loan	Total
	$'000	$'000	$'000	$'000

At 1 January 2020	56,135	5,719	—	61,854
Cashflows	—	(688)	—	(688)
Additions	—	807	—	807
Accrued finance costs	12,070	381	—	12,451
At 31 December 2020	68,205	6,219	—	74,424
Cashflows	—	(1,105)	6,230	5,125
Additions	—	7,516		7,516
Accrued finance costs	14,676	549	—	15,225
Non cash movements	—	432	—	432
Transaction costs	—	—	(509)	(509)
At 31 December 2021	82,881	13,611	5,721	102,213
York preferred units
York entered into an agreement with the Group to become a preferred unit holder of Arq Project in 2015. The preferred units do not have voting rights and rank ahead of the common and ordinary shares of Arq Project.
The preferred units accrue interest of 15% per annum on the aggregate amount outstanding and mature in September 2022. The outstanding amount of principal and interest can be converted at any time into Series B preferred shares of the Company at a conversion price of $3.10 per share.
See note 23 for changes in the terms of the preferred units subsequent to 31 December 2021.
Lease liability
The Group has lease contracts for various items of mobile equipment, offices, rail cars and land used in its operations. Leases of mobile equipment, rail cars and offices generally have lease terms between 3 and 7 years. The Group also has a 10 year lease contract for land at its Corbin plant which includes an option to extend the lease. This allows the Group to use the land to extract the coal waste and build its plant facilities at Corbin to meet its overall business objectives.
The undiscounted potential future rental payments relating to periods following the exercise date of extension that are not in the lease term is $7.5 million (2020: $7.5 million).

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
Bank loan
In January 2021, the Group entered into a loan facility agreement with Community Bank Trust Inc., partly guaranteed by the US Department of Agriculture, whereby the Group can borrow up to $10 million up to January 2022 to invest in its demonstration plant and mini drying and blending facility at Corbin, Kentucky. The loan facility is secured on the property, plant and equipment at Corbin. The loan facility interest rate is the higher of 6% and US Prime Rate + 2.75%. Loan repayments will start at the beginning of the third year, with the loan facility being fully repaid by January 2036. At 31 December 2021, the Group has drawn down $6.2 million of the loan facility. The Group’s cash and cash equivalent includes $1.0 million which is restricted to paying interest on the loan facility up to January 2023. See note 23 for changes in the terms of the loan facility subsequent to 31 December 2021.
17 Provisions

	2021	2020
	$'000	$'000

Asset rehabilitation costs
At 1 January	4,015	3,307
Interest	66	43
Change in rehabilitation provision	95	665
At 31 December	4,176	4,015
The Group has an obligation to undertake rehabilitation work when disturbance is caused by the development or ongoing production of a mining property. As at 31 December 2021, $nil (2020: $0.9 million) is included in current liabilities.
The discount rate used in the calculation of the provision as at 31 December 2021 equaled 1.3% (2020: 0.8%).
18 Related party transactions
During the year ended 31 December 2021, the Group was charged rent and other office expenses at cost totaling $98,000 (2020: $257,000), by companies controlled by key management. At 31 December 2021, $1,000 (2020: $nil) was owed to companies controlled by key management. In 2021, an office lease was novated by the related party (a company controlled by key management) to the Group. In accordance with IFRS 16, an asset and liability of $0.2 million was recognised.
The remuneration of the directors and the executive leadership team during the year is as follows:

	2021	2020
	$'000	$'000

Wages and salaries	2,676	2,528
Share-based payment expense	4,658	14,353
	7,334	16,881
Details of all related party transactions with York, a significant shareholder of the Company, are set out in Note 16 and 23.
19 Commitments
At 31 December 2021, the Group had capital commitments relating to the construction of Corbin facility of $1,269,000 (2020: $3,226,000).
20 Financial instruments
The Group’s ﬁnancial instruments comprise cash balances, receivables and payables that arise directly from its operations and borrowings. The table below sets out the carrying value of all financial instruments by category. The fair value of all financial assets and financial liabilities is not materially different to the book value.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020

	2021	2020
	$'000	$'000

Financial assets
Receivables	3,370	2,595
Cash and cash equivalent	7,013	27,455
	10,383	30,050

Financial liabilities
Trade and other payables	7,529	5,460
Loans and borrowings	102,213	74,426
	109,742	79,886
The main risks the Group faces are foreign exchange risk, liquidity risk and capital risk. The board regularly reviews and agrees policies for managing each of these risks. The Group’s policies for managing these risks are summarised below and have been applied throughout the period.
Foreign exchange risk
As a Group with office based in the UK and the US, the Group is exposed to foreign exchange risk as a result of operating expenses incurred in GBP. A strengthening of the US dollar against the GBP has a positive effect on the Group’s earnings. The Group’s policy is not to hedge such exposure.
Liquidity risk
Liquidity risk arises from the management of working capital, ﬁnance charges and principal repayments on its debt instruments.
Management’s policy is to ensure that it will always have sufﬁcient cash to allow it to meet its liabilities when they become due. Management also prepares 12 month cash ﬂow projections as well as information regarding cash balances on a weekly basis.
The table below summarises the maturity proﬁle of the Group’s ﬁnancial liabilities based on contractual undiscounted payments:

For the year ended 31 December 2021
	Less than 3 months	3 to 12 months	Between 1 and 5 years	Greater than 5 years
	$'000	$'000	$'000	$'000

Trade and other payables	5,040	2,489	—	—
Loans and borrowing	469	87,118	8,587	6,297
	5,509	89,607	8,587	6,297

For the year ended 31 December 2020
	Less than 3 months	3 to 12 months	Between 1 and 5 years	Greater than 5 years
	$'000	$'000	$'000	$'000

Trade and other payables	3,771	1,302	387	—
Loans and borrowings	197	591	75,809	—
	3,968	1,893	76,196	—

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
Capital risk
The group’s objectives when managing capital are to safeguard the ability to continue as a going concern in order to provide returns for shareholders and beneﬁts to other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. The Group manages its capital structure and makes adjustments in light of changes in economic conditions and the requirements of the business to deliver its business plan. To maintain or adjust the capital structure, the Group may issue new shares or draw on other project finance.
21 Ultimate Controlling Party
In the opinion of the Directors, the Group does not have a single ultimate controlling party.
22 Investment in subsidiaries
The Group consolidated financial statements include the following subsidiaries:

			Equity Interest
Name	Country of incorporation	Principal activities	2021	2020
Arq IP Limited	United Kingdom	Dormant	100%	100%
Arq Coal Technologies LLC	United States of America	Energy Technology	100%	100%
Arq UK Management Limited	United Kingdom	Energy Technology	100%	100%
Arq International Limited	United Kingdom	Dormant	100%	100%
Arq Project Holdings Company LLC	United States of America	Financing Company	100%	100%
Arq Fuel LLC	United States of America	Dormant	100%	100%
Arq Corbin Land LLC	United States of America	Energy Technology	100%	100%
Arq Corbin LLC	United States of America	Energy Technology	100%	100%
Corbin Project LLC	United States of America	Energy Technology	100%	100%
Wharncliffe Asset Management LLC	United States of America	Dormant	100%	100%
Glen Alum Management LLC	United States of America	Dormant	100%	100%
Mine Four LLC	United States of America	Dormant	100%	100%
Arq Series B LLC	United States of America	Financing Company	100%	100%
Arq St Rose LLC	United States of America	Energy Technology	100%	100%
23 Post Balance Sheet Events
In August 2022, the Group entered into an agreement with ADES, a US listed producer of activated carbon, whereby ADES will acquire 100% of the outstanding share capital of the Company on completion of the transaction by issuing ADES shares in exchange for the Company’s outstanding share capital. The completion of the transaction is subject to some customary conditions precedents, including the filing of all required documents with the United States Securities and Exchange Commission, ADES shareholder approval, and the scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991 (the “Scheme”) becoming effective. In advance of entering into the transaction, the Group obtained irrevocable consents from the Company’s shareholders holding 75% of the shares of the Company to vote in favour of the Scheme.
In advance of signing the agreement with ADES, the Group agreed to make a number of changes to its capital structure as set out below:
•All share options and warrants issued to York and Vitol SA were cancelled. The Group cancelled 3,731,344 equity- settled share options and 3,936,382 warrants.
•The Board approved that they will enter into a resolution upon completion of the transaction cancelling all remaining share options and warrants which have an exercise price greater than the value of ordinary shares or the performance criteria has not been met. It was also agreed to settle all “in the money” options and warrants for shares in the Company for equivalent value at the completion of the transaction.
•As at August 2022, the Group owed $5.0 million in accrued marketing fees to Vitol, a supplier and shareholder of the Company. It was agreed that the accrued marketing fee would be converted into 1,612,903 ordinary shares
•York agreed to forbear from taking any action against any claims arising from the non-payment of interest and principal amounts under the York preferred units until the earlier of (i) June 2023, (ii) the consummation of the transaction with ADES and (iii) the termination of the transaction agreement.

ARQ LIMITED
Notes to the Consolidated Financial Statements (continued)
For the years ended 31 December 2021 and 2020
•The Group agreed with York that upon completion of the transaction, the York preferred units plus any accrued interest will be converted into 32,020,535 ordinary shares.
•York agreed to convert all its 37,086,998 Series B preferred shares into ordinary shares.
•The Group agreed to issue 2,250,000 ordinary shares to Community SPV GP LP for providing transactional advice.
•Upon the approval of resolutions which are to be circulated as part of a circular (the “Circular”) sent to the Company’s shareholders (with the Company having received irrevocable undertakings from 75% of its shareholders to approve such resolutions) it is intended that the outstanding Series B preferred shares will be converted into ordinary shares, the authorised ordinary share capital will be increased to 800,000,000 ordinary shares of $0.10 each. At the completion of the transaction, the Group will pay ordinary shares to option holders which have an exercise price below the value of the ordinary shares
In order to finance the working capital of the Group up to the completion of the transaction, the Group raised $6.9 million in secured convertible loan notes (“Convertible Loan Notes”) in August 2022 from certain initial subscribers, with the option to increase to up to $8 million when the convertible loan notes are offered to all of the Company’s shareholders on a pro-rata basis, pursuant to the Circular. The main terms of the loan note are as follows:
•Upon completion of the merger agreement, the convertible loan note will convert into ordinary shares of the Company. If the convertible loan note holder subscribes for their pro-rata share of a $20.0 million private investment into the new merged group of ADES and the Group, the convertible loan note conversion price will be c. 2.9 – 3.4 US cents per ordinary share (depending on the total funds raised under the Convertible Loan Notes). If the Convertible Loan Note holder does not subscribe to this further investment, the Convertible Loan Note conversion price will be c. 20.8 US cents per ordinary share.
•The convertible loan note is secured by a debenture granting security to the convertible loan notes via fixed and floating charges over the assets of the Company and Arq IP Limited.
In January 2022, the Group amended their loan facility agreement with Community Bank Trust Inc., allowing the Group to draw down the loan facility up to January 2023.
As a result of changes in the macroeconomic environment since 31 December 2021, EBITDA multiples for publicly traded companies in similar industries have decreased. This has resulted in a decrease in the recoverable amount of the Corbin facility, and the Group is forecasting an impairment loss in the range of $20.0 million and $30.0 million for the six months ended 30 June 2022.